Exhibit 99.1

AudioEye Cash Contract Sales Bookings of $1.93M in 2016, up from $0.321M in 2015

Executive Chairman acquires 714,286 shares in a private transaction

TUCSON, Ariz., Jan. 4, 2017 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company") today announced that increased adoption of accessibility technologies in key target markets such as government, education, banking, retail, and human resources contributed to an approximate six-fold increase in its 2016 cash contract sales bookings compared to 2015.

"Our education and marketing efforts have successfully increased awareness of the need for web accessibility tools, culminating into a strong Q4 booking of $705K taking the 2016 cash contract sales bookings to $1.93M, up from $321K in 2015," stated Todd Bankofier, CEO of AudioEye. "Our focus has been consistent and two-fold - addressing our customers' compliance needs, while also supplying them with a complete accessibility solution that is unique in the marketplace - and provides our customers with a potential business ROI. This success is even more meaningful given that our clients create a level playing field for everyone that comes to their websites, including as many as 10% of the population that lives with a disability."

AudioEye helps to solve web accessibility issues for businesses, government and education in less than 100 days using a comprehensive, cost-effective, SaaS platform technology. The Company has focused on key markets characterized by ROI opportunities, as well as compliance with WCAG 2.0, Section 508, and the Americans with Disabilities Act (ADA). Our clients include financial services, retail e-commerce, healthcare, government agencies, education and human resources providers. AudioEye's proven solutions are trusted by global brands across major industries, including Fortune 500 companies, major universities, and a number of U.S. federal government departments.

"With a message of inclusion, the AudioEye technology is making client websites more accessible, easier to navigate, and providing a better user experience," stated Dr. Carr Bettis, Executive Chairman, adding, "given our growing pipeline we are excited at the prospects for 2017."

Executive Chairman Dr. Bettis acquires more shares

Executive Chairman Dr. Carr Bettis recently acquired 714,286 shares of AudioEye common stock in private transactions at an average price of $0.14 per share. The shares were acquired via CSB IV US Holdings, LLC, an entity managed by Dr. Bettis and owned by his family.

Non-GAAP Financial Measures

AudioEye has provided in this release information related to bookings that has not been prepared in accordance with GAAP. AudioEye uses this non-GAAP financial measure internally in analyzing its financial results and believes it is useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Our use of non-GAAP financial measures may not be consistent with the presentations by similar companies in our industry.

Bookings are comprised of the total value of new customer contracts closed during a specified period, including license, maintenance, services, term license and subscription renewals, that we believe to be firm commitments to provide our software solutions and related services. Bookings by their nature are significantly based on estimates and judgments that we make regarding total contract values, and our bookings growth projections are not meant as a substitute measure for revenue in accordance with GAAP. We believe our annual bookings growth projection is useful to investors as an additional means to reflect our annual business performance.

These non-GAAP estimates are not measurements of financial performance prepared in accordance with GAAP, and we are unable to reconcile these forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information described above which is needed to complete a reconciliation is unavailable at this time without unreasonable effort.

About AudioEye, Inc.
AudioEye's software enables every enterprise, from corporations to government agencies, to make their content more consumable through technology.

More accessible. More usable. More people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE". The Company maintains offices in Tucson and Atlanta.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For further information, please contact:

Matt Kreps
Darrow Associates
(214) 597-8200
mkreps@darrowir.com

or

David Kovacs
Strategic Advisor
AudioEye, Inc.
(520) 308-6143